Exhibit (h)(3)

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (“Agreement”) is made and entered into effective as the 1st day of November, 2024, by and between SPINNAKER ETF SERIES, a Delaware statutory trust (the “Trust”), on behalf of its series, UVA Unconstrained Medium-Term Fixed Income ETF (the “Fund”), and Universal Value Advisors, a Nevada Limited Liability Company (the “Sub-Advisor”).
WHEREAS, the Trust is a statutory trust organized under the Certificate of Trust (“Trust Instrument”) and is registered under the Investment Company Act of 1940 (the “Act”) as an open-end management investment company; and
WHEREAS, the Fund is a series of the Trust; and
WHEREAS, the Trust, on behalf of the Fund, and the Sub-Advisor have entered into an Investment Sub-Advisory Agreement dated July 11, 2017, as amended (the “Sub-Advisory Agreement”), pursuant to which the Sub-Advisor provides investment sub-advisory services to the Fund; and
WHEREAS, the Fund and the Sub-Advisor have determined that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund, and, therefore, have entered into this Agreement, in order to maintain the Fund’s expense ratio within the Operating Expense Limit, as defined below;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.	EXPENSE LIMITATION
(a)
Applicable Expense Limit.  The Fund has set an Operating Expense Limit, outlined below and stated in Appendix A. Operating Expenses shall be defined as the aggregate expenses of every character, including but not limited to investment sub-advisory fees of the Sub-Advisor, administration fees, distribution and shareholder service fees, fees necessary for professional services, and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, and other such fees and expenses, but does not include: (i) any front-end or contingent deferred loads; (ii) brokerage fees and commissions, (iii) acquired fund fees and expenses; (iv) fees and expenses associated with investments in other collective investment vehicles or derivative instruments (including for example option and swap fees and expenses); (v) borrowing costs (such as interest and dividend expense on securities sold short); (vi) taxes; (vii) extraordinary expenses, such as litigation expenses (which may include indemnification of Fund officers and Trustees and contractual indemnification of Fund service providers (other than the Sub-Advisor and OBP Capital, LLC, the Fund’s advisor), and (viii) amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Act) incurred by the Fund in any fiscal year. These expenses are typically shown on the financial statements of the Fund and are classified as the Fund Operating Expenses.

(b)
Due from Sub-Advisor Reimbursement. To the extent that the Fund’s Operating Expenses exceed the Operating Expense Limit, as defined herein such excess amount (the “Excess Amount”) shall be the liability of the Sub-Advisor. Those expenses incurred on behalf of the Fund and the Sub-Advisor, particularly those expenses advanced on the Sub-Advisor’s behalf for Fund marketing and distribution, shall also be the liability of the Sub-Advisor and payable to the party advancing such expenses on the Sub-Advisor’s behalf. Marketing expenses are specifically excluded as being deemed a liability of any party other than the Sub-Advisor. In determining the Fund Operating Expenses, expenses that the Fund would have incurred but did not actually pay because of expense offset or brokerage/services arrangements shall be added to the aggregate expenses so as not to benefit the Sub-Advisor.

(c)
Expense Limit Calculation.  The  Fund’s maximum operating expense limits in any year shall be calculated as a percentage of the average daily net assets of the Fund. The fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund’s Prospectus and Statement of Additional Information. For purposes of the Operating Expense Limit, that calculation shall include all the expenses directly charged to the net asset value of the Fund.

(d)
Method of Computation.  To determine the Sub-Advisor’s liability with respect to the Excess Amount, each month the Fund’s Operating Expenses shall be annualized as of the last day of the month.  If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of the Fund, the Sub-Advisor shall first waive or reduce its investment sub-advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit.  If the amount of the waived or reduced investment sub-advisory fee for any such month is insufficient to pay the Excess Amount, the Sub-Advisor shall also remit to the Fund an amount that, together with the waived or reduced investment sub-advisory fee, is sufficient to pay such Excess Amount.

(e)
Year-End Adjustment.  If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment sub-advisory fees waived or reduced and other payments remitted by the Sub-Advisor to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

(f)
Recoupment.  Any Excess Amount paid by the Sub-Advisor pursuant to this Agreement is subject to repayment by the Fund provided the Sub-Advisor continues to serve as investment sub-adviser to the Fund and subject to the limitations that: (1) the reimbursement for Excess Amounts paid by the Sub-Advisor will be made only if payable not more than three years from the date on which the expenses were incurred; and (2) the reimbursement may not be made if it would cause the lesser of the Operating Expense Limit in place at the time the expenses were incurred or at the time of the reimbursement to be exceeded.

2.	TERM AND TERMINATION
This Agreement shall continue in effect until October 31, 2025 and shall thereafter continue in effect from year to year for successive one-year periods unless terminated as provided in this paragraph.  This Agreement may be terminated, without payment of any penalty, by: (i) the Trust at any time, so long as such action has been authorized by resolution of a majority of the Trustees who are not party to this Agreement or “interested persons” of the Trust, as defined in the Act, or by a vote of a majority of the outstanding voting securities of the Trust; and (ii) by the Sub-Advisor upon thirty days’ prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the last day of the then-current one-year period.  In addition, this Agreement shall terminate with respect to each Fund upon termination of the Fund’s Sub-Advisory Agreement.
3.	MISCELLANEOUS
(a)	Captions. The captions in this Agreement are included for convenience only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.
(b)
Interpretation.  Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or by-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

(c)
Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment sub-advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Sub-Advisory Agreement or the Act, shall have the same meaning as and be resolved by reference to such Sub-Advisory Agreement or the Act.

(d)
Entire Agreement. This Agreement and all the exhibits attached hereto constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior negotiations, agreements, and understandings with respect thereto.

(e)	Amendment. No amendment or modification to this Agreement, or any attachment hereto, shall be valid unless made in writing and executed by all parties hereto.

(f)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

REPRESENTATION OF SIGNATORIES.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.
SPINNAKER ETF SERIES On behalf of the UVA Unconstrained Medium-Term Fixed Income ETF
By:	/s/ Katherine Honey
Katherine Honey, President

UNIVERSAL VALUE ADVISORS

By:	/s/ Joshua Barone
Joshua Barone, Managing Member

{Signature Page to Expense Limitation Agreement}

EXPENSE LIMITATION AGREEMENT
Appendix A
OPERATING EXPENSE LIMIT SCHEDULE

FUND	OPERATING EXPENSE LIMIT
UVA Unconstrained Medium-Term Fixed Income ETF	0.50%